Exhibit 99.1 Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Strategic Environmental & Energy Resources, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Strategic Environmental & Energy Resources, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and December 31, 2018, the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2019 and December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and December 31, 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses since inception and has an accumulated deficit of approximately $27 million as of December 31, 2019 and needs to raise substantial amounts of additional funds to meet its obligations and afford it time to develop profitable operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ LJ Soldinger Associates, LLC

Deer Park, IL

May 14, 2020

We have served as the Company’s auditor since 2013.

F-1

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018

ASSETS
Current Assets
Cash and cash equivalents	$354,700	$115,700
Accounts receivable, net of allowance for doubtful accounts of $11,800 and $227,500, respectively	686,800	1,063,500
Notes receivable, net	-	310,700
Inventory	104,100	130,200
Costs and estimated earnings in excess of billings on uncompleted contracts	242,500	314,300
Prepaid expenses and other current assets	225,500	235,000
Total Current Assets	1,613,600	2,169,400

Property and Equipment, net	561,800	831,900
Intangible Assets, net	479,500	516,800
Notes receivable, net of current portion	-	232,200
Other Assets	407,000	29,800

TOTAL ASSETS	$3,061,900	$3,780,100

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$1,189,400	$1,772,400
Accrued liabilities	1,592,900	1,446,500
Billings in excess of costs and estimated earnings on uncompleted contracts	327,100	470,200
Deferred revenue	32,900	191,500
Payroll taxes payable	1,052,200	1,022,500
Customer deposits	10,900	1,600
Short term notes	2,408,100	823,100
Short term notes - related party	155,000	-
Convertible notes	1,605,000	1,603,600
Current portion of long-term debt and capital lease obligations	258,100	179,200
Accrued interest - related party	27,100	11,800
Total Current Liabilities	8,658,700	7,522,400

Deferred revenue, non-current	30,200	63,200
Other non-current liabilities	381,900	-
Long term debt and capital lease obligations, net of current portion	268,400	432,800
Total Liabilities	9,339,200	8,018,400

Commitments and contingencies	-	-

Stockholders’ deficit
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued	-	-
Common stock; $.001 par value; 70,000,000 shares authorized; 62,591,075 and 61,703,575 shares issued, issuable** and outstanding December 31, 2019 and December 31, 2018, respectively	62,600	61,700
Common stock issuable	25,000	25,000
Additional paid-in capital	22,651,100	22,531,000
Stock Subscription receivable	(25,000)	(25,000)
Accumulated deficit	(26,964,300)	(24,405,500)
Total stockholders’ deficit	(4,250,600)	(1,812,800)
Non-controlling interest	(2,026,700)	(2,425,500)
Total Deficit	(6,277,300)	(4,238,300)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,061,900	$3,780,100

** Includes 887,500 and 3,200,000 shares issuable at December 31, 2019 and December 31, 2018, respectively, per terms of note agreements.

The accompanying notes are an integral part of these consolidated financial statements.

F-2

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2019	2018
Revenue:
Products	$4,052,900	$4,900,900
Services	-	-
Solid waste	249,900	369,200
Total revenue	4,302,800	5,270,100

Operating expenses:
Products costs	2,314,400	2,969,100
Services costs	-	-
Solid waste costs	60,100	78,000
General and administrative expenses	1,483,100	1,305,700
Salaries and related expenses	1,200,300	1,504,500
Fixed asset impairment	-	70,700
Total operating expenses	5,057,900	5,928,000

Loss from operations	(755,100)	(657,900)

Other income (expense):
Interest income	-	39,400
Interest expense	(553,200)	(1,410,000)
Other	404,500	28,400
Total non-operating expense, net	(148,700)	(1,342,200)

Loss from continuing operations	(903,800)	(2,000,100)

Net loss from discontinued operations	(1,785,400)	(1,093,800)
Discontinued operations, net of tax	(1,785,400)	(1,093,800)

Less: Net loss attributable to non-controlling interest	(151,200)	(160,300)

Net loss attributable to SEER common stockholders	$(2,538,000)	$(2,933,600)

Net loss from continuing operations	$(0.01)	$(0.03)
Loss from discontinued operations	(0.03)	(0.02)
Net loss per share, basic and diluted	$(0.04)	$(0.05)

Weighted average shares outstanding – basic and diluted	62,110,753	59,237,822

The accompanying notes are an integral part of these consolidated financial statements.

F-3

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

					Additional	Common	Stock		Non-	Total
	Preferred Stock		Common Stock		Paid-in	Stock	Subscription	Accumulated	controller	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Subscribed	Receivable	Deficit	Interest	Deficit

Balances at December 31, 2017	-	$-	56,528,600	$56,500	$20,790,700	$25,000	$(25,000)	$(21,471,900)	$(2,715,200)	$(3,339,900)

Issuance of common stock for cash	-	-	1,250,000	1,300	418,700	-	-	-	-	420,000

Issuance of common stock upon debt penalty	-	-	3,510,000	3,500	1,055,800	-	-	-	-	1,059,300

Issuance of common stock to acquire debt	-	-	200,000	200	43,800	-	-	-	-	44,000

Issuance of common stock for services	-	-	75,000	100	57,900	-	-	-	-	58,000

Issuance of common stock for interest
and principal reduction	-	-	140,000	100	39,500	-	-	-	-	39,600

Stock-based compensation	-	-	-	-	124,600	-	-	-	-	124,600

Investment in subsidiary	-	-	-	-	-	-	-	-	450,000	450,000

Net loss	-	-	-	-	-	-	-	(2,933,600)	(160,300)	(3,093,900)

Balances at December 31, 2018	-	-	61,703,600	61,700	22,531,000	25,000	(25,000)	(24,405,500)	(2,425,500)	(4,238,300)

Issuance of common stock upon debt penalty	-	-	887,500	900	69,600	-	-	-	-	70,500

Stock-based compensation	-	-	-	-	7,300	-	-	-	-	7,300

Allocated value of options related to note payable	-	-	-	-	13,900	-	-	-	-	13,900

Allocated value of warrants related to note payable	-	-	-	-	29,300	-	-	-	-	29,300

Adoption of ASU 2016-02, Leases (Topic 842)	-	-	-	-	-	-	-	(20,800)	-	(20,800)

Investment in subsidiary	-	-	-	-	-	-	-	-	550,000	550,000

Net loss	-	-	-	-	-	-	-	(2,538,000)	(151,200)	(2,689,200)

Balances at December 31, 2019	-	-	62,591,100	62,600	22,651,100	25,000	(25,000)	(26,964,300)	(2,026,700)	(6,277,300)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss from continuing operations	$(903,800)	$(2,000,100)
Loss from discontinued operations	(1,785,400)	(1,093,800)
Net loss	(2,689,200)	(3,093,900)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	346,900	541,300
Stock-based compensation expense	7,300	101,400
Note receivable discount	(9,900)	(39,400)
Stock issued for services	-	102,000
Non-cash expense for interest, common stock issued for debt penalty	71,600	1,226,900
Impairment of patent costs	-	19,200
Impairment of assets	32,900	70,700
Provision for doubtful accounts receivable	(215,700)	(232,600)
Non-cash expense for interest, warrants – accretion of debt discount	36,700	-
Gain on disposition of assets	(2,200)	-
Gain on debt extinguishment	-	(128,000)
Changes in operating assets and liabilities:
Accounts receivable	592,400	(138,500)
Costs in excess of billings on uncompleted contracts	71,800	(314,300)
Inventory	26,100
Prepaid expenses and other assets	187,800	332,900
Accounts payable and accrued liabilities	(252,300)	443,600
Billings in excess of revenue on uncompleted contracts	(85,900)	242,900
Deferred revenue	(248,800)	(162,600)
Payroll taxes payable	29,700	24,800
Net cash used by operating activities	(2,100,800)	(1,003,600)
Cash flows from investing activities:
Purchase of property and equipment	(70,100)	(60,300)
Purchase of intangibles	-	(100)
Proceeds from notes receivable	552,800	224,000
Net cash provided by investing activities	482,700	163,600
Cash flows from financing activities:
Payments of notes and capital lease obligations	(408,900)	(818,400)
Proceeds from short-term notes – related party	155,000	-
Proceeds from short-term notes	1,885,000	850,000
Proceeds from outside minority investment in new subsidiary	226,000	450,000
Proceeds from the sale of common stock and warrants, net of expenses	-	420,000
Net cash provided by financing activities	1,857,100	901,600
Net increase in cash	239,000	61,600
Cash at the beginning of period	115,700	54,100
Cash at the end of period	$354,700	$115,700

Supplemental disclosures of cash flow information:
Cash paid for interest	$134,500	$12,100
Financing of prepaid insurance premiums	$330,200	$373,900

The accompanying notes are an integral part of these consolidated financial statements.

F-5

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND FINANCIAL CONDITION

Organization and Going Concern

Strategic Environmental & Energy Resources, Inc. (“SEER,” or the “Company”), a Nevada corporation, is a provider of next-generation clean-technologies, waste management innovations and related services. SEER has three wholly owned operating subsidiaries and three majority-owned subsidiaries; all of which together provide technology solutions and services to companies primarily in the oil and gas, refining, landfill, food, beverage & agriculture and renewable fuel industries. The three wholly-owned subsidiaries include: 1) REGS, LLC (d/b/a Resource Environmental Group Services (“REGS”)) provided industrial and proprietary cleaning services to refineries, oil fields and other private and governmental entities, which is included in discontinued operations for fiscal years 2019 and 2018; 2) MV, LLC (d/b/a MV Technologies) (“MV”), designs and builds biogas conditioning solutions for the production of renewable natural gas, odor control systems and natural gas vapor capture primarily for landfill operations, waste-water treatment facilities, oil and gas fields, refineries, municipalities and food, beverage & agriculture operations throughout the U.S.; 3) Strategic Environmental Materials, LLC,(“SEM”), a materials technology company focused on development of cost-effective chemical absorbents.

The three majority-owned subsidiaries include; 1) Paragon Waste Solutions, LLC (“PWS”), 2) ReaCH4Biogas (“Reach”) and 3) PelleChar, LLC (“PelleChar”). PWS is currently owned 54% by SEER (see Note 9), Reach is owned 85% by SEER and PelleChar is owned 90% by SEER.

PWS has and continues to develop specific opportunities to deploy and commercialize patented technologies for a non-thermal plasma-assisted oxidation process that makes possible the clean and efficient destruction of solid hazardous chemical and biological waste (i.e., regulated medical waste, chemicals, pharmaceuticals and refinery tank waste, etc.) without landfilling or traditional incineration and without harmful emissions. Additionally, PWS’ technology “cleans” and conditions emissions and gaseous waste streams (i.e., volatile organic compounds and other greenhouse gases) generated from diverse sources such as refineries, oil fields, and many others.

Reach (the trade name for BeneFuels, LLC), is currently owned 85% by SEER and focuses specifically on treating biogas for conversion to pipeline quality gas and/or compressed natural gas (“CNG”) for fleet vehicle fuel. Reach had minimal operations for the year ended December 31, 2019 and 2018.

PelleChar was established in September 2018 and is owned 90% by SEER as of December 31, 2019. Pellechar has secured third-party pellet manufacturing capabilities from one of the nation’s premier pellet manufacturer. Working closely with Biochar Now, LLC, Pellechar commenced sales in late 2019 of its proprietary pellets containing the proven and superior Biochar Now product starting with the landscaping and big agriculture markets. At this time, Pellechar is the only company able to offer a soil amendment pellet containing the Biochar Now product that is produced using the patented pyrolytic process. For the year ended December 31, 2019 PelleChar had minimal activity related to formation, and an increasing sales effort.

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of SEER, its wholly owned subsidiaries, REGS, MV and SEM and its majority-owned subsidiaries PWS, Reach and PelleChar, since their respective acquisition or formation dates. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. The Company has non-controlling interest in joint ventures, which are reported on the equity method.

Going Concern

As shown in the accompanying consolidated financial statements, the Company has experienced recurring losses, and has accumulated a deficit of approximately $26.9 million as of December 31, 2019, and $24.4 million as of December 31, 2018. For the years ended December 31, 2019, and 2018, we incurred net losses from continuing operations of approximately $0.9 million and $2.0 million, respectively. The Company had a working capital deficit of approximately $7.1 million at December 31, 2019, an increase of $1.7 million in working capital from $5.4 million at December 31, 2018. These factors raise substantial doubt about the ability of the Company to continue to operate as a going concern.

F-6

Realization of a major portion of the Company’s assets as of December 31, 2019, is dependent upon continued operations. The Company is dependent on generating additional revenue or obtaining adequate capital to fund operating losses until it becomes profitable. For the year ended December 31, 2019 we raised approximately $2.0 million from the issuance of short-term and long-term debt, and $0.2 million from outside minority investment in a new subsidiary, offset by payments of principal on short term notes and capital leases of $0.4 million. In addition, the Company has undertaken a number of specific steps to continue to operate as a going concern. The Company continues to focus on developing organic growth in our operating companies and improving gross and net margins through increased attention to pricing, aggressive cost management and overhead reductions, including discontinuing a line of business with insufficient margins. Critical to achieving profitability will be the ability to license and or sell, permit and operate though the Company’s joint ventures and licensees the CoronaLux™ waste destruction units. The Company has increased business development efforts to address opportunities identified in expanding markets attributable to increased interest in energy conservation and emission control regulations. In addition, the Company is evaluating various forms of financing which may be available to it. There can be no assurance that the Company will secure additional financing for working capital, increase revenues and achieve the desired result of net income and positive cash flow from operations in future years. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to report on a going concern basis.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

Certain reclassifications have been made in the 2018 consolidated financial statements to conform to the 2019 presentation. These reclassifications have no effect on net income for 2018.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the cash flows used in the impairment testing of definite lived tangible and intangible assets; valuation allowances and reserves for receivables; revenue recognition related to contracts accounted for under the percentage of completion method; revenue recognition method for perpetual technology license agreements; share-based compensation; discontinued operations future consideration and carrying amounts of equity investments. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Periodically, we maintain deposits in financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. As of December 31, 2019, and 2018, we did not hold any assets that would be deemed to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are recorded at the invoiced amounts less an allowance for doubtful accounts. The allowance for doubtful accounts is based on our estimate of the amount of probable credit losses in our accounts receivable. We determine the allowance for doubtful accounts based upon an aging of accounts receivable, historical experience and management judgment. Accounts receivable balances are periodically reviewed for collectability, and balances are charged off against the allowance when we determine that the potential for recovery is remote. An allowance for doubtful accounts of approximately $11,800 and $227,500 had been reserved as of December 31, 2019 and 2018, respectively.

F-7

We are exposed to credit risk in the normal course of business, primarily related to accounts receivable. Our customers operate primarily in the oil production and refining, biogas generating landfill and wastewater treatment industries in the United States. Accordingly, we are affected by the economic conditions in these industries as well as general economic conditions in the United States. To limit credit risk, management periodically reviews and evaluates the financial condition of its customers and maintains an allowance for doubtful accounts. As of December 31, 2019, we do not believe that we have significant credit risk.

As of December 31, 2019, we had two customers who comprised 10% or more of our accounts receivable and their combined accounts receivable equaled approximately $379,600. As of December 31, 2018, we had three customers who comprised 10% or more of our accounts receivable and their combined accounts receivable equaled approximately $675,100.

For the year ended December 31, 2019 we had two customers with sales in excess of 10% of our revenue and they represented approximately 23% of total revenue for the year ended December 31, 2019. For the year ended December 31, 2018 we had one customer with sales in excess of 10% of our revenue and that represented approximately 23% of total revenue for the year ended December 31, 2018.

Inventories

Inventories are stated at the lower of cost or market and maintained on a first in, first out basis and includes the following amounts at December 31:

	December 31, 2019	December 31, 2018
Finished goods	$60,400	$96,800
Work in process	15,800	-
Raw materials	27,900	33,400

	$104,100	$130,200

Vendor Concentration

The Company has purchases from one vendor comprising more that 10% of total purchases for both 2019 and 2018. The Company does not believe it is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value due to their short-term maturities. We believe that the carrying value of notes payable with third parties, including their current portion, approximate their fair value, as those instruments carry market interest rates based on our current financial condition and liquidity. Receivables and payables, due to short term nature, approximate their fair values.

Fair Value

As defined in authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

F-8

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Expenditures for replacements, renewals and betterments are capitalized. Repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets of generally five to seven years for equipment, five to ten years for vehicles and three years for computer related assets. Assets are depreciated starting at the time they are placed into service. A portion of depreciation expense is charged to cost of product revenue on the consolidated statement of operations.

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including reasonably assured renewal periods), which range from three to seven years, or their estimated useful life.

Intangible Assets

Intangible assets with estimable useful lives are amortized using the straight-line method over their respective estimated useful lives verses their estimated residual values, and are reviewed for impairment annually, or whenever events or circumstances indicate their carrying amount may not be recoverable. We conduct our annual impairment test on December 31 of each year. The Company has evaluated its intangibles for impairment and has determined that no impairment was necessary as of December 31, 2019.

Impairment of Long-lived Assets

We evaluate the carrying value of long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Further testing of specific assets or grouping of assets is required when undiscounted future cash flows associated with the assets is less than their carrying amounts. An asset is considered to be impaired when the anticipated undiscounted future cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows. In our solid waste business segment, we recorded impairment to one CoronaLux ™ units of approximately $70,700 incurred due to lack of sale or license of the units for a period of more than 12 months since completion of the units for the year ended December 31, 2018. We recorded an impairment of long-lived assets for the year ended December 31, 2019 of $32,900, which was included in discontinued operation in the Statement of Operations.

F-9

Revenue Recognition

In May 2014, the FASB issued guidance on revenue from contracts with customers that superseded most current revenue recognition guidance, including industry-specific guidance. The underlying principle of the guidance is to recognize revenue to depict the transfer of goods or services to customers at an amount to which the company expects to be entitled in exchange for those goods or services. The new guidance requires an evaluation of revenue arrangements with customers following a five-step approach: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) the company satisfies each performance obligation. Revenues are recognized when control of the promised services are transferred to the customers in an amount that reflects the expected consideration in exchange for those services. A customer obtains control when it has the ability to direct the use of and obtain the benefits from the services. Other major provisions of the guidance include capitalization of certain contract costs, consideration of the time value of money in the transaction price and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the provisions of this guidance effective January 1, 2018 as required under the guidance. The adoption of this guidance did not have any material impact on the Company’s consolidated financial statements (see Note 3).

Stock-based Compensation

We account for stock-based awards at fair value on the date of grant and recognize compensation over the service period that they are expected to vest. We estimate the fair value of stock options and stock purchase warrants using the Black-Scholes option pricing model. The estimated value of the portion of a stock-based award that is ultimately expected to vest, taking into consideration estimated forfeitures, is recognized as expense over the requisite service periods. The estimate of stock awards that will ultimately vest requires judgment, and to the extent that actual forfeitures differ from estimated forfeitures, such differences are accounted for using the simplified method to estimate the expected term of the option and recorded in the period that estimates are revised.

Research and Development

Research and development (“R&D”) costs are charged to expense as incurred and are included in selling, general and administrative costs in the accompanying consolidated statement of operations. R&D expenses consist primarily of salaries, project materials, contract labor and other costs associated with ongoing product development and enhancement efforts. R&D expenses were $0 and $600 for the years ended December 31, 2019 and 2018, respectively. R & D expenses are included in general and administrative expenses.

Income Taxes

The Company accounts for income taxes pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, which utilizes the asset and liability method of computing deferred income taxes. The objective of this method is to establish deferred tax assets and liabilities for any temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

ASC 740 also provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized. During the years ended December 31, 2019 and 2018 the Company recognized no adjustments for uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were recognized at December 31, 2019 and 2018. The Company expects no material changes to unrecognized tax positions within the next twelve months.

The Company has filed federal and state tax returns through December 31, 2018. The tax periods for the years ending December 31, 2016 through 2019 are open to examination by federal and state authorities.

F-10

Recently issued accounting pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all new or revised ASU’s.

New Accounting Pronouncements Implemented

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach and early adoption is permitted. The Company adopted ASU 2016-02 in the first quarter of 2019. (See Note 6)

NOTE 3 – REVENUE

The Company adopted the provisions of the guidance in the new revenue standard under ASC 606 effective January 1, 2018 applying the modified retrospective method to all contracts. Results for reporting periods beginning after January 1, 2018 are presented under the new revenue recognition guidance, while prior period amounts are not adjusted and continue to be reported in accordance with the historic accounting under previous revenue recognition guidance. The adoption of this guidance did not have any material impact on the Company’s consolidated financial statements. There was no impact to net revenue for the December 31, 2018 as a result of applying the new revenue recognition guidance.

Products Revenue

Product revenue generated from contracts with customers, for the manufacture of products for the removal and treatment of hazardous vapor and gasses. Total estimated revenue includes all of the following: (1) the basic contract price, (2) contract options, and (3) change orders. Once contract performance is underway, the Company may experience changes in conditions, client requirements, specifications, designs, materials and expectations regarding the period of performance. Such changes are “change orders” and may be initiated by us or by our clients. In many cases, agreement with the client as to the terms of change orders is reached prior to work commencing; however, sometimes circumstances require that work progress without obtaining client agreement. Revenue related to change orders is recognized as costs are incurred if it is probable that costs will be recovered by changing the contract price. The Company does not incur pre-contract costs. Under the new revenue recognition guidance, we found no change in the manner we recognize product revenue. Provisions for estimated losses on uncompleted contracts are recorded in the period in which the losses are identified and included as additional loss. Provisions for estimated losses on contracts are shown separately as liabilities on the balance sheet, if significant, except in circumstances in which related costs are accumulated on the balance sheet, in which case the provisions are deducted from the accumulated costs. A provision as a liability is reported as a current liability.

The Company includes in current assets and current liabilities amounts related to contracts realizable and payable. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date over billings to date and are recognized as a current asset. Revenue contract liabilities represent the excess of billings to date over the amount of contract costs and profits recognized to date and are recognized as a current liability.

Products revenue also includes media sales which are recognized as the product is shipped to the customer for use.

F-11

Services Revenue

Our services revenue is primarily comprised of services related to industrial cleaning and mobile railcar cleaning, which we recognize as services are rendered. These lines of business have been included in discontinued operations as of December 31, 2019, and 2018, respectively.

Solid Waste Revenue

The Company’s revenues from waste destruction licensing agreements are recognized as a single accounting unit over the term of the license. Revenue from joint venture operations of the Company’s CoronaLux™ units is recognized as the revenue is earned by the joint venture. Revenue from management services is recognized as services are performed.

Disaggregation of Revenue

	Year ended December 31, 2019
	Industrial Cleaning	Environmental Solutions	Solid Waste	Total

Sources of Revenue
Product sales	-	2,952,100	-	2,952,100
Media sales	-	1,100,800	-	1,100,800
Licensing fees	-	-	49,900	49,900
Operating fees	-	-	-	-
Management fees	-	-	200,000	200,000
Total Revenue - Continuing operations	-	4,052,900	249,900	4,302,800

Industrial cleaning services – Discontinued operations	1,661,500	-	-	1,661,500

Total Revenue	$1,661,500	$4,052,900	$249,900	$5,964,300

	Year ended December 31, 2018
	Industrial Cleaning	Environmental Solutions	Solid Waste	Total

Sources of Revenue
Product sales	-	3,237,900	-	3,237,900
Media sales	-	1,663,000	-	1,663,000
Licensing fees	-	-	134,800	134,800
Operating fees	-	-	34,400	34,400
Management fees	-	-	200,000	200,000
Total Revenue - Continuing operations	-	4,900,900	369,200	5,270,100

Industrial cleaning services	1,897,600	-	-	1,897,600
Mobile rail car cleaning services	1,049,200	-	-	1,049,200
Total Revenue - Discontinued operations	$2,946,800	$-	$-	$2,946,800

Total Revenue	$2,946,800	$4,900,900	$369,200	$8,216,900

F-12

Contract Balances

Where a performance obligation has been satisfied but not yet invoiced at the reporting date, a contract asset is recognized on the balance sheet. Where a performance obligation has not yet been satisfied but an invoice has been raised at the reporting date, a contract liability is recognized on the balance sheet.

The opening and closing balances of the Company’s accounts receivables and contract liabilities (current and non-current) are as follows:

		Contract Liabilities
	Accounts Receivable, net	Revenue Contract Liabilities	Deferred Revenue (current)	Deferred Revenue (non-current)

Balance as of December 31, 2019	$686,800	$327,100	$32,900	$30,200

Balance as of December 31, 2018	1,063,500	470,200	191,500	63,200

Decrease	$(376,700)	$(143,100)	$(158,600)	$(33,000)

The majority of the Company’s revenue is generally invoiced on a weekly or monthly basis, and the payments are generally received within approximately 30-60 days. Deferred revenue is recorded when cash payments are received or due in advance of the Company’s performance, including amounts that are refundable.

Remaining Performance Obligations

As of December 31, 2019, the aggregate amount of the transaction price allocated to the remaining performance obligations was approximately $1.1 million, of which the Company expects to recognize 100% over the next 24 months, including 97% over the next 12 months.

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected term of one year or less and (ii) contracts for which the Company recognizes revenue at the amounts to which it has the right to invoice for services performed.

F-13

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following:

	December 31, 2019	December 31, 2018
Field and shop equipment	$2,240,700	$2,272,100
Vehicles	689,700	690,000
Waste destruction equipment, placed in service	557,100	557,100
Furniture and office equipment	346,300	312,400
Leasehold improvements	36,300	10,000
Building and improvements	21,200	21,200
Land	162,900	162,900
	4,054,200	4,025,700
Less: accumulated depreciation and amortization	(3,492,400)	(3,193,800)
Property and equipment, net	$561,800	$831,900

Depreciation expense for the years ended December 31, 2019 and 2018 was $309,600 and $454,100, respectively. For the year ended December 31, 2019 depreciation expense included in cost of goods sold and selling, general and administrative expenses was $232,700 and $76,900, respectively. For the year ended December 31, 2018 depreciation expense included in cost of goods sold and selling, general and administrative expenses was $381,300 and $72,800, respectively.

The Company has evaluated its fixed assets, and has determined that an impairment charge was required for shop equipment that will not be utilized in 2020 of approximately $32,800.

Depreciation expense on leased CoronaLux™ units included in accumulated depreciation and amortization above is $55,900 and $70,100 for the years ended December 31, 2019 and 2018, respectively.

Property and equipment includes the following amounts for leases that have been capitalized at December 31:

	December 31,	December 31,
	2019	2018
Vehicles, field and shop equipment	$370,900	$407,100
Less: accumulated amortization	(316,300)	(298,100)
	$54,600	$109,000

The capitalized leases have a security interest held by the lessor in their respective equipment.

The Company has evaluated its fixed assets and has determined that an impairment charge was required for one licensed CoronaLux™ unit of approximately $70,700 in the year ended December 31, 2018. No impairment was required upon analysis for the year ended December 31, 2019.

F-14

NOTE 5 – INTANGIBLE ASSETS

Intangible assets were comprised of the following:

	December 31, 2019
	Gross carrying amount	Accumulated amortization	Net carrying value

Goodwill	$277,800	$-	$277,800
Customer list	42,500	(42,500)	-
Technology	1,021,900	(820,200)	201,700
Trade name	54,900	(54,900)	-
	$1,397,100	$(917,600)	$479,500

	December 31, 2018
	Gross carrying amount	Accumulated amortization	Net carrying value

Goodwill	$277,800	$-	$277,800
Customer list	42,500	(42,500)	-
Technology	1,021,900	(782,900)	239,000
Trade name	54,900	(54,900)	-
	$1,397,100	$(880,300)	$516,800

The estimated useful lives of the intangible assets range from seven to ten years. Amortization expense, included in selling, general and administrative expenses in the accompanying consolidated statements of operations, was $37,300 and $87,200 for the years ended December 31, 2019 and 2018, respectively.

NOTE 6 – LEASES

The Company has entered into operating leases primarily for real estate. These leases have terms which range from 4 year to 6 years, and often include one or more options to renew. These renewal terms can extend the lease term from 1 year to month-to-month and are included in the lease term when it is reasonably certain that the Company will exercise the option. These operating leases are included in “Prepaid expenses and other current assets” and “Other assets” on the Company’s December 31, 2019 Consolidated Balance Sheets and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligation to make lease payments are included in “Accrued liabilities” and “Other non-current liabilities” on the Company’s December 31, 2019 Consolidated Balance Sheets. Based on the present value of the lease payments for the remaining lease term of the Company’s existing leases, the Company recognized right-of-use assets of approximately $225,300 and lease liabilities for operating leases of approximately $246,100 on January 1, 2019. Operating lease right-of-use assets and liabilities commencing after January 1, 2019 are recognized at commencement date based on the present value of lease payments over the lease term. As of December 31, 2019, total right-of-use assets and operating lease liabilities were approximately $437,300. All operating lease expense is recognized on a straight-line basis over the lease term. In the year ended December 31, 2019, the Company recognized approximately $236,700 in operating lease costs for right-of-use assets.

Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments. The Company has certain contracts for real estate which may contain lease and non-lease components which it has elected to treat as a single lease component.

F-15

Information related to the Company’s right-of-use assets and related lease liabilities were as follows:

Year Ended
December 31, 2019

Cash paid for operating lease liabilities	$307,100
Right-of-use assets obtained in exchange for new operating lease obligations (1)	75,600
Weighted-average remaining lease term	6.5 months
Weighted-average discount rate	10%

(1) Includes $225,300 for operating leases existing on January 1, 2019.

Maturities of lease liabilities as of December 31, 2019 were as follows:

2020	$127,900
2021	83,300
2022	85,700
2023	88,300
2024	90,900
Thereafter	157,600
633,700
Less imputed interest	(165,700)
Total lease liabilities	468,000
Current operating lease liabilities	86,100
Non-current operating lease liabilities	381,900
Total lease liabilities	$468,000

NOTE 7 - ACCRUED LIABILITIES

Accrued liabilities were comprised of the following:

	December 31, 2019	December 31, 2018

Accrued compensation and related taxes	$498,000	$565,800
Accrued interest	648,600	362,000
Accrued settlement/litigation claims	150,000	150,000
Warranty and defect claims	48,200	55,000
Lease liabilities	86,100	-
Other	162,000	313,700
Total Accrued Liabilities	$1,592,900	$1,446,500

F-16

NOTE 8 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts are as follows:

	December 31,	December 31,
	2019	2018

Revenue Recognized	$1,074,800	$499,600
Less: Billings to date	(832,300)	(185,300)
Costs and estimated earnings in excess of billings on uncompleted contracts	242,500	314,300

Billings to date	2,707,200	1,642,600
Revenue recognized	(2,322,900)	(1,172,400)

Revenue contract liabilities	$384,300	$470,200

NOTE 9 – INVESTMENT IN PARAGON WASTE SOLUTIONS LLC

In 2010, the Company and Black Stone Management Services, LLC (“Black Stone”) formed PWS, whereby a total of 1,000,000 membership units were issued, 600,000 membership units to the Company and 400,000 membership units to Black Stone. Fortunato Villamagna, who serves as President of our PWS subsidiary, is a managing member and Chairman of Black Stone. In June 2012, the Company and Blackstone each allocated 10% of their respective membership units in PWS to Mr. J John Combs III, an officer and shareholder of the Company and Mr. Michael Cardillo, a shareholder of the Company and an officer of a subsidiary. There was no value attributable to the units at the time of the allocation. At December 31, 2019 and 2018 the Company owned 54% of the membership units, Black Stone owned 36% of the membership units, and two related parties (as noted above), each owned 5% of the membership units.

In August 2011, the Company acquired certain intellectual property in regard to waste destruction technology (the “IP”) from Black Stone in exchange for 1,000,000 shares of our common stock valued at $100,000. We estimated the useful life of the IP at ten years, which was consistent with the useful life of other technology included in our intangible assets, and management’s initial assessment of the potential marketability of the IP. In March 2012, the Company entered into an Irrevocable License & Royalty Agreement with PWS that grants PWS an irrevocable world-wide license to the IP in exchange for a 5% royalty on all revenues from the sale or lease of all CoronaLux™ units from PWS and its affiliates. The term commenced as of the date of the Agreement and shall continue for a period not to exceed the life of the patent or patents filed by the Company. PWS may sub license the IP and any revenue derived from sub licensing shall be included in the calculation of Gross Revenue for purposes of determining royalty payments due the Company. Royalty payments are due 30 days after the end of each calendar quarter. PWS generated licensing and unit sales revenues of approximately $49,900 and $134,800 for the years ended December 31, 2019 and 2018, respectively, as such, royalties of $2,500 and $120,300 were due at December 31, 2019 and 2018, respectively.

Since its inception through December 31, 2019, we have provided approximately $6.8 million in funding to PWS for working capital and the further development and construction of various prototypes and commercial waste destruction units. No members of PWS have made capital contributions or other funding to PWS other than SEER. The intent of the operating agreement is that we will provide the funding as an advance against future earnings distributions made by PWS.

F-17

Licensing Agreements

On November 17, 2014, PWS entered into an Exclusive Licensing and Equipment Lease Agreement, for a limited license territory, with Medical Waste Services, LLC (“MWS”). The License Agreement grants to MWS the use of the PWS Technology and the CoronaLux™ waste destruction units for an initial term of seven years and required a payment of $225,000 as a non-refundable initial licensing fee and distributions of 50% of net operating profits, as defined in the agreement, in lieu of continuing royalty payments for the use of the licensed technology. PWS and Medical Waste Services, LLC (“MWS”) formed a contractual joint venture to exploit the PWS medical waste destruction technology. MWS has received approval from the California Department of Public Health and a restricted permit from the South Coast Air Quality Management District (“SCAQMD”) to operate the CoronaLux™ unit licensed by MWS at its facility in Southern California. Operations to date have included the destruction of medical waste under a temporary operating permit issued by SCAQMD since May 2015 and efforts to obtain a full operating permit from SCAQMD were successful and SCAQMD issued a ‘Notice of Intent to Issue Permit to Operate’ in March 2017. In November 2017, the full operating permit was issued by SCAQMD.

In December 2017, PWS and GulfWest Waste Solutions, LLC (“GWWS”) formed Paragon Southwest Medical Waste, LLC (“PSMW”) to exploit the PWS medical waste destruction technology. PSMW will have an exclusive license to the CoronaLux™ technology in a six-state area of the Southern United States. In addition to the equity position, PWS will be the operating partner for the business and sell a number of additional systems to the joint venture over the next five years. In 2017, PSMW purchased and installed three CoronaLux™ units for $600,000. PWS incurred costs of $525,700 to prepare the three units for sale. Operations in the form of medical waste destruction began in 2018.

Payments received for non-refundable licensing and placement fees have been recorded as deferred revenue in the accompanying consolidated balance sheets at December 31, 2019 and 2018 and are recognized as revenue ratably over the term of the contract.

F-18

NOTE 10 – INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

The Company has a non-controlling interest in several joint ventures, currently four primarily for licensing and operating PWS CoronaLux™ waste destruction units and one for development of hybrid scrubber systems. Two joint ventures have limited their activity to formation only, no other operations have commenced. The following is summary information on the joint ventures that have had some activity in 2019 and 2018. The Company has no fixed commitment to fund any losses of the operating joint ventures and has no investment basis in any of the joint ventures therefore the Company has suspended the recognition of losses under the equity method of accounting.

	December 31,	December 31,
	2019	2018
PWS-MWS Joint Venture
Revenues	$228,300	$227,400
Operating costs	232,500	158,700
Net income	(4,200)	68,700
Company’s share of net income	-	34,400

PWS-Paragon Southwest Joint Venture
Revenues	$1,196,800	$216,000
Operating costs	2,381,100	953,700
Net loss	(1,184,300)	(737,700)
Company’s share of net income	-	-

	June 30,	June 30,
	2019	2018
PWS UK Joint Venture
Assets	$671,100	$295,900
Liabilities	154,400	91,500
Net assets	516,700	204,400
Net loss	73,600	28,800
Company’s share of net income	-	-

F-19

NOTE 11 - PAYROLL TAXES PAYABLE

In 2009 and 2010, REGS, a subsidiary of the Company, became delinquent for unpaid federal employer and employee payroll taxes, accrued interest and penalties were incurred related to these unpaid payroll taxes.

In 2010 the IRS has filed notices of federal tax liens against certain of REGS assets in order to secure certain tax obligations. The IRS is to release this lien if and when REGS pays the full amount due. Two of the officers of REGS also have liability exposure for a portion of the taxes if REGS does not pay the liability.

As of December 31, 2019, and 2018, the outstanding balance due to the IRS was $1,052,200, and $1,022,500, respectively.

Other than this outstanding payroll tax matter arising in 2009 and 2010, all state and federal payroll taxes have been paid by REGS in a timely manner.

NOTE 12 – DEBT

Debt as of December 31, 2019 and 2018 was comprised of the following:

	December 31,	December 31,
	2019	2018

SHORT TERM NOTES

Secured short term note payable dated September 13, 2017 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $15,000 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $1,500 shall be due and owing accruing on the first day of the week. The total one-time fee paid was $24,000. A fee of 100,000 shares of restricted common stock shall be issued as a penalty for each month or prorated for any two-week portion of any month the note is outstanding past the original maturity date for months 3 through 6, and a fee of 200,000 shares of restricted common stock shall be issued to lender for each month or prorated for each two-week portion of any month the note is outstanding past the original maturity date beginning in month 7 until paid in full. The note is secured by the future sale of CoronaLux units and a personal guarantee of an officer of the Company. The penalty period for shares to be issued has been reached. For the year ended December 31, 2018, the Company recorded 2,300,000 shares of its common stock as issuable under the terms of this agreement, valued at $667,800 and recorded as interest expense. For the quarter ended March 31, 2019, the Company recorded an additional 200,000 shares of its common stock under the terms of this agreement, valued at $19,000 and recorded as interest expense. This note was converted to minority investment in new subsidiary in February 2019.	$-	$300,000

F-20

Secured short term note payable dated October 13, 2017 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $4,000 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $400 shall be due and owing accruing on the first day of the week. The total one-time fee paid was $6,400 and was recorded as interest. A fee of 40,000 shares of restricted common stock shall be issued as a penalty for each month or prorated for any two-week portion of any month the note is outstanding past the original maturity date for months 3 through 6, and a fee of 80,000 shares of restricted common stock shall be issued to lender for each month or prorated for each two-week portion of any month the note is outstanding past the original maturity date beginning in month 7 until paid in full. The note is secured by the future sale of CoronaLux units and a personal guarantee of an officer of the Company. The penalty period for shares to be issued has been reached for the years ended December 31, 2019 and 2018, however, the debt holder agreed to a reduction and a fixed amount of penalty shares in 2018, and the Company recorded 0 shares and 350,000 shares of its common stock, respectively, as issuable under the terms of this agreement. The shares were valued at $0 and $137,500 for the years ended December 31, 2019 and 2018, respectively, and were recorded as interest expense in the applicable period. No additional shares will be issued by the Company. The reduction of penalty shares was accounted for as debt extinguishment and a gain was recorded in 2018.

	100,000	100,000

Secured short term note payable dated November 6, 2017 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $5,000 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $400 shall be due and owing accruing on the first day of the week. The total one-time fee paid was $7,400 and was recorded as interest. A fee of 50,000 shares of restricted common stock shall be issued as a penalty for each month or prorated for any two-week portion of any month the note is outstanding past the original maturity date for months 3 through 6, and a fee of 100,000 shares of restricted common stock shall be issued to lender for each month or prorated for each two-week portion of any month the note is outstanding past the original maturity date beginning in month 7 until paid in full. The note is secured by the future sale of CoronaLux units and a personal guarantee of an officer of the Company. The penalty period for shares to be issued had not been reached as of December 31, 2017 but was reached as of December 31, 2018, however, the debt holder agreed to a reduced and fixed amount of penalty shares during 2018. During the year ended December 31, 2018, the Company recorded 350,000 shares of its common stock as issuable under the terms of this agreement. The shares were valued at $153,900 recorded as interest expense. No additional shares will be issued by the Company. The reduction of penalty shares was accounted for as debt extinguishment and a gain was recorded in 2018.

	125,000	125,000

Note payable dated November 20, 2017, interest at 30% per annum, principal and accrued interest due on or before February 28, 2018. The note is unsecured. During 2018, a verbal agreement was made to allow month-to-month extension of the due date as long as interest payments were made monthly. The Company made interest payments totaling $84,100 of which $37,726 of interest and principal reduction of $1,900 was paid by the issuance of 140,000 shares of common stock during 2018 and the note holder has continued to extend the due date. Unpaid interest at December 31, 2019 is approximately $107,200.	298,100	298,100

Secured short term note payable dated February 1, 2019 with principal and interest due 90 days from issuance. The note requires a one-time fee in the amount of $15,000 to compensate for the first two weeks of the term and each week thereafter (weeks 3-12) a fee of $1,500 shall be due and owing accruing on the first day of the week. The total one-time fee totals $30,000 and was recorded as interest. A fee of 50,000 shares of restricted common stock shall be issued as a penalty for each month or prorated for any two-week portion of any month the note is outstanding past the original maturity date for months 4 through 6, and a fee of 100,000 shares of restricted common stock shall be issued to lender for each month or prorated for each two-week portion of any month the note is outstanding past the original maturity date beginning in month 7 until paid in full. The note is secured by the future sale of any and all PelleChar products and a personal guarantee of an officer of the Company. The penalty period for shares to be issued has been reached. For the period ended December 31, 2019, the Company recorded 650,000 shares of its common stock as issuable under the terms of this agreement value at $49,200 and recorded as interest expense. Unpaid one-time fees at December 31, 2019 is approximately $30,000.

	500,000	-

Secured short term note payable dated July 2, 2019 with principal and interest due 60 days from issuance. The note requires a one-time issuance of 500,000 options, which the company recorded the fair value of $37,300 as debt discount, amortized over the life of the note. The note accrues interest at 12% annually. The note is past due as the date of this filing. The Company has not received notice from the lender and continue to accrue interest. For the year ended December 31, 2019, the Company recorded interest expense of $6,000, and $37,300 of interest related to debt discount. Unpaid interest at December 31, 2019 is approximately $6,000.	100,000	-

F-21

Secured short term note payable dated July 18, 2019 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $5,000 to compensate for the first two weeks of the term and each week thereafter (weeks 3-12) a fee of $500 shall be due and owing accruing on the first day of the week and was recorded as interest. A fee of 15,000 shares of restricted common stock shall be issued as a penalty for each month or prorated for any two-week portion of any month the note is outstanding past the original maturity date for months 3 through 6, and a fee of 30,000 shares of restricted common stock shall be issued to lender for each month or prorated for each two-week portion of any month the note is outstanding past the original maturity date beginning in month 7 until paid in full. The note is secured by the future sale of any and all MV Technology, LLC products. The penalty period for shares to be issued has been reached. For the period ended December 31, 2019, the Company recorded 37,500 shares of its common stock as issuable under the terms of this agreement value at $2,300 and recorded as interest expense. For the year ended December 31, 2019, the Company recorded interest expense of $12,300, which included the $5,000 up front fee. Unpaid interest at December 31, 2019 is approximately $10,000.

	150,000	-

Secured short term note payable dated October 1, 2019 with principal and interest due 6 months from issuance. On April 24, 2020, this note was extended to October 15, 2020. The note requires a one-time issuance of 200,000 common shares of the Company upon the maturity date of the note, which the company recorded the fair value of $13,000 as debt discount, amortized over the life of the note. The note accrues interest at 15% annually. For the year ended December 31, 2019, the Company recorded interest expense of $9,400, and $5,400 of interest related to debt discount. Unpaid interest at December 31, 2019 is approximately $5,400.

	300,000	-

Secured short term note payable dated December 14, 2019 with principal and interest due 6 months from issuance. The note requires a one-time issuance of 250,000 common shares of the Company upon the maturity date of the note, which the company recorded the fair value of $16,300 as debt discount, amortized over the life of the note. The note accrues interest at 15% annually. For the year ended December 31, 2019, the Company recorded interest expense of $3,100, and $1,400 of interest related to debt discount. Unpaid interest at December 31, 2019 is approximately $3,100.	450,000	-

Secured short term note payable dated September 18, 2019 with no stated maturity date. The note accrues interest at 6% annually for the first 18 months, and 12% thereafter if not paid in full. Payments will be offset by SEER building and delivering 20 kilns for BIOCHAR to the debtor. For the year ended December 31, 2019, the Company recorded interest expense of $5,200. Unpaid interest at December 31, 2019 is approximately $5,200.	300,000	-

Secured short term note payable dated October 1, 2019 with no stated maturity date. The note accrues interest at 6% annually for the first 18 months, and 12% thereafter if not paid in full. Payments will be offset by SEER building and delivering 20 kilns for BIOCHAR to the debtor. For the year ended December 31, 2019, the Company recorded interest expense of $1,300. Unpaid interest at December 31, 2019 is approximately $1,300.	85,000	-

Total Short-term notes	2,408,100	823,100

Unsecured short term note payable dated August 21, 2019 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $500 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $50 shall be due and owing accruing on the first day of the week, after which the fee is $75 per week, which is recorded as interest expense. The note is from the CEO, and thus classified as a related party note. For the year ended December 31, 2019, the Company recorded interest expense of $1,600, which included the $500 upfront fee. Unpaid interest at December 31, 2019 is approximately $1,600.

	15,000	-

Unsecured short term note payable dated August 21, 2019 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $4,150 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $415 shall be due and owing accruing on the first day of the week, after which the fee is $600 per week, which is recorded as interest expense. The note is from a family member of the CEO, and thus classified as a related party note. For the year ended December 31, 2019, the Company recorded interest expense of $12,600, which included the $4,150 up front fee. Unpaid interest at September 30, 2019 is approximately $12,600.

	125,000	-

Unsecured short term note payable dated October 7, 2019 with principal and interest due 60 days from issuance. The note requires a one-time fee in the amount of $500 to compensate for the first two weeks of the term and each week thereafter (weeks 3-8) a fee of $50 shall be due and owing accruing on the first day of the week, after which the fee is $75 per week, which is recorded as interest expense. The note is from the CEO, and thus classified as a related party note. For the year ended December 31, 2019, the Company recorded interest expense of $1,600, which included the $500 upfront fee. Unpaid interest at December 31, 2019 is approximately $1,600.

	15,000	-

Total short-term notes - related party	$155,000	$-

Convertible notes payable, interest at 8% per annum, unpaid principal and interest maturing 3 years from note date between August 2018 and October 2019, convertible into common stock at the option of the lenders at a rate of $0.70 per share; one convertible note for $250,000 has a personal guarantee of an officer of the Company. The notes that matured in August 2018, were subsequently extended by one year to August 2019, all other terms remained the same. The note that matured November 2018 was subsequently extended to May 2019 and the interest rate increased to 13% per annum. No default notice has been received from the noteholders. Unpaid interest at December 31, 2019 is approximately $262,200.	$1,605,000	$1,605,000

Debt discount	-	(1,400)
Total convertible notes	1,605,000	1,603,600
Less: current portion	(1,605,000)	(1,603,600)
Long term convertible notes, including debt discount	$-	$-

F-22

LONG TERM NOTES AND CAPITAL LEASE OBLIGATIONS

Note payable dated July 13, 2018, interest at 20% per annum, payable July 13, 2021. No monthly payments are due for the first six months, commencing in month seven, principal and accrued interest will be amortized and payable over the remaining 30 months. Monthly payments of principal and accrued interest did not commence in 2019. The note is secured by all assets of SEM and personally guaranteed by an officer of the Company. A fee of 200,000 shares of restricted common stock was issuable at the time of funding. During the year ended December 31, 2018, the Company recorded 200,000 shares of its common stock as issuable under the terms of this agreement. The shares were valued at $44,000 recorded as debt discount. Unpaid interest at December 31, 2019 was approximately $153,600.

	$500,000	$500,000

Debt discount	(45,700)	(37,900)

Note payable dated October 13, 2015, interest at 8% per annum, payable in 60 monthly installments of principal and interest $4,562, due October 1, 2020. Secured by real estate and other assets of SEM and guaranteed by SEER and MV.	43,700	92,000

Capital lease obligations, secured by certain assets, maturing through Nov 2020	28,500	57,900
Total long-term notes and capital lease obligations	526,500	612,000
Less: current portion	(258,100)	(179,200)
Long term notes and capital lease obligations, long-term, including debt discount	$268,400	$432,800

Debt maturities as of December 31, 2019 are as follows:

Year Ending December 31,
2019 (Past due)	$1,600,500
2020	2,821,200
2021	314,100
2022	-
2023	-
Thereafter	-

$4,735,800

Future minimum lease payments under capital leases, which include bargain purchase options, are as follows at December 31, 2019:

Year Ending December 31,
2020	$29,300
2021	4,800

34,100

Amount representing interest	(5,500)

Present value of lease payments	28,600

Less current portion	23,000
Non-current portion	$5,600

F-23

NOTE 13 – RELATED PARTY TRANSACTIONS NOT DISCLOSED ELSEWHERE

Notes payable, related parties

Notes payable, related parties and accrued interest due to certain related parties as of December 31, 2019 and 2018 are as follows:

	December 31,
	2019	2018
Accrued interest	$27,100	$11,800
	$27,100	$11,800

In October 2014, PWS and Medical Waste Services, LLC (“MWS”) formed a contractual joint venture to exploit the PWS medical waste destruction technology. In 2015, MWS licensed and installed a CoronaLux unit at an MWS facility, and subsequently received a limited permit to operate. Operations to date have included the destruction of medical waste.

Due to the ability of the Company to rescind the shares issued at the commencement of the transaction the shares were considered contingently issuable shares and as such the 1,200,000 shares were not considered issued and outstanding at December 31, 2015. The 15% ownership interest in Sterall was considered contingently held until the conclusion of this transaction.

As of December 31, 2015, an independent appraisal was not performed, and the Amended Equity Agreement expired by its terms. The 1,200,000 shares subject to the original Equity Agreement and the Amended Equity Agreement became unrestricted in 2016 and are considered issued and outstanding. The shares were valued at $720,000 and were originally recorded as a long-term other asset pending resolution of claims by the parties involved related to the Sterall licensing agreement from September 2013, Sterall equipment deposits of $330,000 from 2014 and the equity purchase agreement noted above. As of December 31, 2016, a settlement was not reached by the parties and an impairment of the long-term asset in the amount of $720,000 was recorded by the Company. In July 2017, the Company and Sterall signed a Settlement Agreement and Mutual Release which allows Sterall to retain the one unit delivered in 2014 and another unit also on site, in exchange for the Company’s retention of the $330,000 deposit paid by Sterall and the issuance of 300,000 shares of restricted common stock.

F-24

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

Future commitments under non-cancellable operating leases with terms longer than one year for office and warehouse space as of December 31, 2019 are as follows:

Year Ending December 31,
2020	$127,900
2021	83,200
2022	85,700
2023	88,300
2024	90,900
Thereafter	157,600

$633,600

For the years ended December 31, 2019 and 2018, rent expense, including prorated charges and net of sub-lease income, was $284,700 and $329,000, respectively.

NOTE 15 –DISCONTINUED OPERATIONS

2017 REGS Railcar cleaning division

During the third quarter of 2017, the Company sold our fixed railcar cleaning division which includes substantially all assets and liabilities of Tactical (except for cash) as well as three locations in REGS including Illinois, Maryland and Pennsylvania for a sales price of $2.4 million of proceeds received at the close on July 31, 2017, subject to an adjustment for working capital changes, and guaranteed payments of $1.1 million over the next three years. In addition, the Company is entitled to receive up to $1.5 million based on the performance of the fixed railcar cleaning locations, also over the next three years. Accordingly, the revenue and expenses associated with the railcar cleaning locations are presented as “Discontinued operations” on our consolidated statement of operations and on our consolidated statement of cash flows for the years ended December 31, 2018. The sale was completed on July 31, 2017. For the years ended December 31, 2019 and 2018 we recorded net income from discontinued operations equal to $0 and $41,000, respectively.

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Major classes of line items constituting pretax loss on discontinued operations:

	For the year ending
	December 31,
	2019	2018

Services revenue	$-	$-

Services costs	-	-
General and administrative expenses	-	-
Salaries and related expenses	-	-
Other income (expense)	-	41,000
Total expenses	-	41,000

Operating income	-	41,000
Income tax benefit	-	-

Total income from discontinued operations	$-	$41,000

2019 REGS services division

During the fourth quarter of 2019, the Company ceased bidding on, and accepting contracts for the services division of its REGS subsidiary. No contracts have been uncompleted; therefore, the division does not have any performance obligations at December 31, 2019. Fifteen employees in the division were terminated at December 31, 2019. The Company is investigating the sale of REGS services division assets as of December 31, 2019. Accordingly, the revenue and expenses associated with the services division are presented as “Discontinued operations” on our consolidated statement of operations and on our consolidated statement of cash flows for the years ended December 31, 2019, and corresponding 2018 results were reclassified from the reporting classification in fiscal year 2018 for comparative purposes. For the years ended December 31, 2019 and 2018 we recorded net income from discontinued operations equal to $0 and $41,000, respectively.

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Major classes of line items constituting pretax loss on discontinued operations:

	For the year ending
	December 31,
	2019	2018

Services revenue	$1,661,500	$2,946,800

Services costs	(2,481,400)	(3,126,900)
General and administrative expenses	(502,400)	(412,000)
Salaries and related expenses	(512,400)	(502,100)
Other income (expense)	49,300	(40,600)
Total expenses	(3,446,900)	(4,081,600)

Operating income	(1,785,400)	(1,134,800)
Income tax benefit	-	-

Total income from discontinued operations	$(1,785,400)	$(1,134,800)

NOTE 16 – EQUITY TRANSACTIONS

2019 Common Stock Transactions

During the year ended December 31, 2019, the Company recorded 887,500 shares of $.001 par value common stock as issued and issuable to short-term note holders as required under their respective short-term notes valued at approximately $70,500. (See Note 12)

2018 Common Stock Transactions

During the year ended December 31, 2018, the Company sold 1,000,000 shares of $.001 par value common stock at $.30 per share in a private placement, receiving proceeds of $300,000.

During the year ended December 31, 2018, the Company issued 140,000 shares of $.001 par value common stock at $.28 per share as a non-cash payment of accrued interest on a note payable valued at approximately $39,600.

During the year ended December 31, 2018, the Company recorded 200,000 shares of $.001 par value common stock at $.22 per share as issuable as a one-time fee for debt valued at approximately $44,000.

During the year ended December 31, 2018, the Company recorded 3,510,000 shares of $.001 par value common stock as issued and issuable to short-term note holders as required under their respective short-term notes valued at approximately $1.059 million. (See Note 11)

During the year ended December 31, 2018, the Company sold 250,000 shares of $.001 par value common stock at $.48 per share in a private placement, receiving proceeds of $120,000.

During the year ended December 31, 2018, the Company issued 75,000 shares of $.001 par value common stock at $.77 per share for services valued at approximately $58,000.

Warrants

In 2018, the Company recorded compensation expense of approximately $23,200 for its extension of the term of warrants set to expire in 2018.

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In 2019, no warrants were issued

A summary of warrant activity for the years ended December 31, 2019 and December 31, 2018 is presented as follows:

			Weighted
	Weighted		Average
	Average		Remaining
	Exercise	Number of	Contractual
	Price	Warrants	Term in Years

Balance as of December 31, 2017	0.74	8,016,441	1.2
Expired	-	-
Granted	-	-
Exercised	-	-
Cancelled	0.72	(5,120,078)

Balance as of December 31, 2018	$0.79	2,896,363	1.1
Expired	-	-
Granted	-	-
Exercised	-	-
Cancelled	0.87	(1,675,363)
	-
Balance as of December 31, 2019	$0.67	1,221,000	1.0

Vested and exercisable as of December 31, 2019	$0.67	1,221,000	1.0

NOTE 17 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN

Except as noted below, we do not have a qualified stock option plan, but have issued stock purchase warrants and stock options on a discretionary basis to employees, directors, service providers, private placement participants and outside consultants.

The Company utilizes ASC 718, Stock Compensation, related to accounting for share-based payments and, accordingly, records compensation expense for share-based awards based upon an assessment of the grant date fair value for stock options and restricted stock awards. The Black Scholes option pricing model was used to estimate the fair value of the options granted. This option pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term (the amount of time from the grant date until the options are exercised or expire). The Company does not estimate forfeitures, and accounts for forfeitures as they occur. The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities. The Company applied the simplified method to determine the expected term of all stock-based compensation grants. The risk-free interest rate is based on or approximates the U.S. Treasury yield curve in effect at the time of the grant.

Stock compensation expense for stock options is recognized on a straight-line basis over the vesting period of the award. The Company accounts for stock options as equity awards.

F-28

The weighted average estimated fair value of stock option grants and the weighted average assumptions that were used in calculating such values for the years ended December 31, 2019 and 2018 are as follows:

Years Ended
December 31,
	2019	2018

Expected volatility	98.97% -121.17%	-
Expected dividend yield	-	-
Risk-free interest rates	1.39% - 1.71%	-
Expected term (in years)	3.0 - 4.5	-

For the years ended December 31, 2019 and 2018, we recorded stock-based compensation awarded to employees of $7,300 and $101,400, respectively, which is included in selling, general and administrative expense in our consolidated statements of operations.

A summary of stock option activity for the year ended December 31, 2019 and 2018 is presented as follows:

	Weighted Average Exercise Price	Number of Optioned Shares	Weighted Average Remaining Contractual Term in Years	Weighted Average Optioned Grant Date Fair Value	Aggregate Intrinsic Value

Balance as of December 31, 2017	$0.85	2,135,000	8.30	$0.17	$-
Granted	-	-		-
Exercised	-	-		-
Cancelled/expired	0.92	(1,385,000)		-

Balance as of December 31, 2018	$0.72	750,000	1.20	$0.24	$-

Granted	0.70	1,500,000		0.03
Exercised	-	-		-
Cancelled/expired	0.73	(675,000)		0.25

Balance as of December 31, 2019	$0.69	1,575,000	3.82	$0.04	$-

Vested and exercisable as of December 31, 2019	$0.69	825,000	3.05	$0.05	$-

As of December 31, 2019, there was approximately $33,600 of total unrecognized compensation cost related to non-vested stock options that is expected to be recognized over a weighted-average period of approximately 1.67 years.

Employee Benefit Plan

The Company has a defined contribution 401(k) plan that covers substantially all employees. Additionally, at the discretion of management, the Company may make contributions to eligible participants, as defined. During the years ended December 31, 2019 and 2018, we made no contributions in each year.

NOTE 18 – NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares. Potentially dilutive securities are excluded from the calculation when their effect would be anti-dilutive. For all years presented in the consolidated financial statements, all potentially dilutive securities have been excluded from the diluted share calculations as they were anti-dilutive as a result of the net losses incurred for the respective years. Accordingly, basic shares equal diluted shares for all years presented.

F-29

Potentially dilutive securities were comprised of the following:

	Year Ended December 31,
	2019	2018
Warrants	1,221,000	8,861,400
Options	1,575,000	2,155,000
Convertible notes payable, including accrued interest	3,555,200	2,339,100
	6,351,200	13,355,500

NOTE 19 - SEGMENT INFORMATION AND MAJOR SEGMENT CUSTOMERS

The Company currently has identified three segments as follows:

REGS	Industrial Cleaning
MV, SEM, PelleChar	Environmental Solutions
PWS	Solid Waste

Reach has had no operations through December 31, 2019.

The Industrial Cleaning segment was discontinued effective December 31, 2019.

The composition of our reportable segments is consistent with that used by our Chief Operating Decision Maker (“CODM”) to evaluate performance and allocate resources. All of our operations are located in the U.S. The Company has not allocated corporate selling, general and administrative expenses, and stock-based compensation to the segments. All intercompany transactions have been eliminated.

F-30

Segment information as of December 31, 2019 and 2018 and for the years then ended is as follows:

2019	Industrial	Environmental	Solid
	Cleaning (2)	Solutions	Waste	Corporate	Total

Revenue	$1,661,500	$4,052,900	$249,900	$-	$5,964,300
Depreciation and amortization (1)	154,100	43,300	61,400	88,200	347,000
Interest expense	47,700	11,700	1,600	539,900	600,900
Stock-based compensation	-	-	-	7,300	7,300
Net income (loss)	(1,735,600)	903,600	(295,100)	(1,562,100)	(2,689,200)
Capital expenditures (cash and noncash)	5,300	3,000	-	67,100	75,400
Total assets	$432,100	$1,491,900	$330,700	$807,200	$3,061,900

2018	Industrial	Environmental	Solid
	Cleaning (2)	Solutions	Waste	Corporate	Total

Revenue	$2,946,800	$4,900,900	$369,200	$-	$8,216,900
Depreciation and amortization (1)	272,500	103,900	94,500	82,300	553,200
Interest expense	49,700	9,300	-	1,400,700	1,459,700
Stock-based compensation	-	-	-	124,600	124,600
Net income (loss)	(1,055,000)	1,192,500	(258,400)	(2,973,000)	(3,093,900)
Capital expenditures (cash and noncash)	12,900	47,900	-	-	60,800
Goodwill	-	227,800	-	-	227,800
Total assets	$502,200	$2,091,000	$401,300	$785,600	$3,780,100

(1)	Includes depreciation of property, equipment and leasehold improvement and amortization of intangibles

(2)	Included in discontinued operations.

Customer Concentrations by Segment

Industrial Cleaning

For the year ended December 31, 2019, we had two customers with sales in excess of 10% of industrial cleaning segment revenue and combined were 48% of segment revenues. For the year ended December 31, 2018, we had two customers with sales in excess of 10% of industrial cleaning segment revenue and combined were 50% of segment revenues.

Environmental Solutions

For the year end December 31, 2019, we had two customers with sales in excess of 10% of environmental solutions segment revenue for a total of 28% of segment revenues. For the year end December 31, 2018, we had two customers with sales in excess of 10% of environmental solutions segment revenue for a total of 27% of segment revenues.

NOTE 20 - INCOME TAXES

As of December 31, 2019, we estimate we will have net operating loss carryforwards available to offset future federal income tax of approximately $17.4 million. These carryforwards will expire between the years 2032 through 2037. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Events that may cause changes in our tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Therefore, the amount available to offset future taxable income may be limited. We carry a deferred tax valuation allowance equal to 100% of total deferred assets. In recording this allowance, we have considered a number of factors, but chiefly, our operating losses from inception. We have concluded that a valuation allowance is required for 100% of the total deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

F-31

Deferred tax assets were comprised of the following as of December 31, 2019 and 2018:

	2019	2018

Allowance for doubtful accounts	$3,000	$58,000
Accrued expenses	97,000	110,000
Current deferred tax asset	100,000	168,000

Intangible and fixed assets	79,000	(263,000)
NOL carryforward	4,660,000	3,988,000
Long-term deferred tax asset	4,739,000	3,725,000

Total deferred tax asset	4,839,000	3,892,000
Less valuation allowance	(4,839,000)	(3,892,000)
Net deferred tax asset	$-	$-

The benefit for income taxes differed from the amount computed using the U.S. federal income tax rate of 21% and 34% for December 31, 2019 and 2018, respectively, as follows:

	2019	2018

Income tax benefit	$655,000	$793,000
Non-deducible items	48,000	34,000
State and other benefits included in valuation	319,000	32,000
Provisional impact of the TCIA	-	-
Exclusion of losses of pass through entity	(75,000)	(89,000)
Change in valuation allowance	(947,000)	(770,000)
Income tax benefit	$-	$-

NOTE 21 – ENVIRONMENTAL COMPLIANCE

Significant federal environmental laws affecting us are the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund Act”, the Clean Air Act, the Clean Water Act and the Toxic Substances Control Act (“TSCA”).

Pursuant to the EPA’s authorization of the RCRA equivalent programs, a number of states have regulatory programs governing the operations and permitting of hazardous waste facilities. Our facilities are regulated pursuant to state statutes, including those addressing clean water and clean air. Our facilities are also subject to local siting, zoning and land use restrictions. We believe we are in substantial compliance with all federal, state and local laws regulating our business.

NOTE 22 – LITIGATION

In January 2016, an employee of SEM was involved in a vehicle accident while on Company business. Various actions were filed by the claimants in both state and federal courts. In August 2016, an involuntary proceeding was commenced by one of the claimants against SEM under Chapter 7 of the Bankruptcy code. In September 2016, the case was converted to a Chapter 11 under the Bankruptcy code. During the pendency of all actions, SEM continued to manage its affairs and operate normally. In the fourth quarter of 2016, the parties reached a settlement concerning the distribution of insurance proceeds and all issues of liability. On March 27, 2017 the Bankruptcy Courts confirmed the dismissal of the SEM Chapter 11 case. As part of the bankruptcy proceedings, the Company reached a settlement with claimants and recorded an accrued litigation expense of $212,500 at December 31, 2016. It was agreed among the parties that all pending state and/or federal claims will be dismissed with prejudice. The accrued litigation outstanding at December 31, 2019 and December 31, 2018 was $150,000 and $150,000, respectively.

In October 2018, a complaint was filed by a contractor company of a mutual customer of MV, a subsidiary of the Company. The complaint claimed that in 2016 MV delivered defective and poorly manufactured treatment vessels to the project and that due to such delivery, the contractor company sustained $251,160 in damages in the effort to repair the error. At the same time, the mutual customer had an outstanding balance due MV of $224,000 and MV had an outstanding balance due the vessel manufacturer of $82,600. In the first quarter of 2019, the parties reached a settlement whereby MV paid the contractor company a total of $160,000, the joint customer paid the outstanding invoice amounts of $224,000 and the vessel manufacturer waived the $82,600 due from MV for the faultily manufactured vessel. The case was dismissed with prejudiced and the matter is closed.

NOTE 23 - SUBSEQUENT EVENTS

On March 16, 2020, the Company borrowed $100,000 under a short-term note. The note bears annual simple interest, at a rate of 14%, and matures on March 15, 2021. The Lender receives a one-time option grant to purchase 60,000 shares of the Company’s common stock for $0.10 per share for a period of 3 years from grant date, on the maturity date, with payment of principal and interest.

On March 17, 2020, the Company borrowed $50,000 under a short-term note. The note bears annual simple interest, at a rate of 14%, and matures on March 16, 2021. The Lender receives a one-time option grant to purchase 30,000 shares of the Company’s common stock for $0.10 per share for a period of 3 years from grant date, on the maturity date, on the maturity date, with payment of principal and interest.

On April 29, 2020, the Company borrowed $10,000 under a short-term note, from a related party. The note bears annual interest, at a rate of 8%, and matures on June 1, 2020. This note was subsequently paid on May 11, 2020.

On May 4, 2020, the Company borrowed $140,000 under a short-term note, from a related party. The note bears annual interest, at a rate of 15%, and matures on the earlier of i) June 3, 2020, or ii) the Company’s receipt of the Payroll Protection Loan (“PPP), secured by the SBA connected to the COVID-19 epidemic. This note was subsequently paid on May 11, 2020.

Under the Small Business Administration (“SBA”), the Company has applied for the PPP program. These loans are forgiven if used for payroll, payroll benefits including health insurance, and rent and utilities which is limited based on 25% of the loan, all of which is paid within 8 weeks of the approval of the loans. At the time of this filing, we have been approved for $590,300 in loans through SEER and our subsidiaries, and $503,400 has been funded. At the time of this filing, we do not anticipate having unqualified expenses which would not be forgiven. If we do have a portion of these loans not being forgiven, the unqualified portion is to be repaid over 2 years, accruing interest at 1% per annum.

The Company owes two notes to a lender, that accrue penalty shares until the notes are paid in full. The aggregate principal of these notes is $650,000, and shares accrued after year ended December 31, 2019, to the date of this filing total 482,500 shares.

F-32

(b) Financial Statement Schedules:

Schedule II - Valuation and Qualifying Accounts

For the year ended	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions	Balance at end of period

December 31, 2018
Valuation allowance on deferred tax assets	$3,520,000	$372,000	$-	$-	$3,892,000

December 31, 2019
Valuation allowance on deferred tax assets	$3,892,000	$947,000	$-	$-	$4,839,000

All other financial schedules are not required under the related instructions or are inapplicable and therefore have been omitted.

F-33